UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

Federal-Mogul Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

April 16, 2009

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2009 Annual Meeting of Federal-Mogul Corporation Stockholders to be held on May 27, 2009, at 10:00 a.m. (Eastern Time) at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to carefully read the entire proxy statement. You may also obtain more information about Federal-Mogul from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders on or about April 16, 2009 a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely

José Maria Alapont

President and Chief Executive Officer

This proxy statement is first being made available to stockholders electronically via the Internet on or about April 16, 2009.

Important Notice Regarding The Availability of Proxy Materials For The Annual Meeting Of Stockholders

To Be Held On May 27, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at www.federalmogul.com.

FEDERAL-MOGUL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2009

10:00 a.m., Eastern Time

To the Stockholders of Federal-Mogul Corporation:

The 2009 Annual Meeting of Stockholders will be held on May 27, 2009, 10:00 a.m. (Eastern Time) at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019. The purpose of the meeting is to:

1.	elect nine directors, each for a term of one year; and

2.	conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 2, 2009. A list of stockholders entitled to vote at the meeting, and at any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 26555 Northwestern Highway, Southfield, MI 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important and all stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Robert L. Katz
Senior Vice President, General Counsel and Corporate Secretary

April 16, 2009

FEDERAL-MOGUL CORPORATION

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Federal-Mogul Corporation (the “Company,” “Federal-Mogul,” “we,” “us,” “our”) will be held at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019, on May 27, 2009, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to receive notice of and to vote at the meeting is the close of business on April 2, 2009.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), Federal-Mogul is making its proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about April 16, 2009 a notice (the “Notice”) containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Agenda

The agenda for the meeting is to:

1.	elect nine directors, each for a term of one year; and

2.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, fax, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and
•	By Mail—You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 26, 2009.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s nominees named on the proxy card.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting of Stockholders and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Robert L. Katz, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;
•	submitting a proxy to Federal-Mogul with a later date; or
•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, there were 99,404,500 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees for the board of directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote your shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters. Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1 (election of directors), your shares will be voted in such entity’s discretion.

The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on certain matters) as shares of common stock that are present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors. Abstentions on any other matter will be treated as shares not entitled to vote with respect to that matter and will have no effect on the proposal not voted. No voting items for this meeting involve the potential for broker non-votes.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Nine directors are to be elected at the Annual Meeting, each of whom shall hold office until the next Annual Meeting of Stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the board of directors for election as directors. The proposed nominees, with the exception of Mr. Subin whose nomination as a director is specified in the Fourth Amended Joint Plan of Reorganization, as amended, (the “Plan of Reorganization”) for the predecessor to the Company, are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 16, 2009.

Name	Age	Position	Director Since
Carl C. Icahn	73	Chairman of the Board	2007
José Maria Alapont	58	President, Chief Executive Officer and Director	2005
George Feldenkreis	73	Director	2008
Vincent J. Intrieri *	52	Director	2007
J. Michael Laisure**	57	Director	2008
Keith A. Meister***	36	Director	2007
David S. Schechter***	33	Director	2007
Neil S. Subin**	44	Director	2007
James H. Vandenberghe****	59	Director	2008

*	Chairman of the Compensation Committee
**	Member of the Audit Committee
***	Member of the Compensation Committee
****	Chairman of the Audit Committee

Nominees

Carl C. Icahn

Mr. Carl C. Icahn has served as non-executive chairman of the board of directors since January 2008 and as a director since December 2007. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Prior to August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp., since September 2004. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. From October 1998 to May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of IEP. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated, a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006 and of its predecessor from January 2003 to February 2006. Mr. Icahn has served as a Director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. In August 2007, Mr. Icahn became a director of WCI Communities, Inc., a homebuilding company, and since September 2007 has been the chairman of the board of WCI. In April 2008, Mr. Icahn became a director of Motricity, Inc., a company that provides mobile content services and solutions. In August 2008, Mr. Icahn became a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide. Mr. Icahn received his B.A. from Princeton University.

José Maria Alapont

Mr. José Maria Alapont has been president, chief executive officer, and a director of the Company since March 2005. Mr. Alapont served as chairman of the board of directors of the Company from June 2005 to December 2007. Mr. Alapont has more than 35 years of global leadership experience in both the vehicle manufacturers and suppliers, with business and operations responsibilities in the Americas, Europe, Middle East & Africa, and Asia Pacific regions. From 2003 to 2005, Mr. Alapont was the chief executive officer and a member of the board of directors of IVECO, the commercial vehicle company of the Fiat Group. From 1997 to 2003, Mr. Alapont served in various key executive positions at Delphi Corporation, a global automotive supplier. He began at Delphi as executive director of international operations for Delphi energy and engine management systems. In 1998, he became responsible for Delphi energy and chassis systems international operations. In 1999, Mr. Alapont was named a vice president of Delphi Corporation and president of Delphi Europe, Middle East and Africa, and became a member of the Delphi Strategy Board, the company’s top policy-making group. In 2003, Mr. Alapont was promoted to president of Delphi’s international operations, and vice president of sales and marketing. From 1990 to 1997, Mr. Alapont served in several executive roles and was a member of the Strategy Board at Valeo, a global automotive supplier. He started at Valeo as managing director of engine cooling systems, Spain. In 1991, Mr. Alapont was named executive director of Valeo’s worldwide heavy-duty engine cooling operations. In 1992, he was promoted to group vice president of Valeo’s worldwide clutch and transmission components division. He was named group vice president of Valeo’s worldwide lighting systems division in 1996. Mr. Alapont began and developed his automotive career from 1974 to 1989 at Ford Motor Company and, over the course of 15 years, worked in different management and executive positions at Ford of Europe. He started in 1974 as an engineer at Ford of Spain, becoming engine laboratory supervisor and later became engine plant production manager. In 1984, he was appointed manager of powertrain quality at Ford of Europe. He later became manager of powertrain supplier quality assurance in 1987 at Ford of Europe. Mr. Alapont earned degrees in industrial engineering from the Technical School of Valencia in Spain and in philology from the University of Valencia in Spain.

George Feldenkreis

Mr. Feldenkreis has served as a director of the Company since February 2008. Mr. Feldenkreis founded Perry Ellis International, Inc., a designer, distributor and licensor of apparel and accessories for men and women, in 1967, has been involved in all aspects of the operations of Perry Ellis since that time and served as president and a director of Perry Ellis until February 1993, at which time he was elected chairman of the board and chief executive officer. He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

Vincent J. Intrieri

Mr. Intrieri has served as a director of the Company since December 2007. Since July 2006, Mr. Intrieri has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Intrieri has been a senior managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the president and chief executive officer of Philip Services Corporation, a metal recycling and industrial services company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a senior vice president, the treasurer and the secretary of ARI. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; and WestPoint International, Inc., a manufacturer of bed and bath home fashion products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.

J. Michael Laisure

Mr. Laisure has served as a director of the Company since February 2008. Since August 2007, Mr. Laisure has served as the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries. Fluid Routing filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Mr. Laisure has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004,

Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

Keith A. Meister

Mr. Meister has served as a director of the Company since December 2007. Since March 2006, Keith Meister has served as principal executive officer and vice chairman of the board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. Since November 2004, Mr. Meister has been a managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: XO Holdings, Inc., a telecommunications company; WCI Communities, Inc., a homebuilding company; and Motorola, Inc., a mobile communications company. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

David S. Schechter

Mr. Schechter has served as a director of the Company since December 2007. Since July 2008, Mr. Schechter has also served as Managing Director for Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. From November 2004 to July 2008, Mr. Schechter served as a director and senior investment analyst for Icahn Capital. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the board of directors of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Prior to joining Mr. Icahn in January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in May 1997.

Neil S. Subin

Mr. Subin has served as a director of the Company since December 2007. Mr. Subin founded and has been the managing director and president of Trendex Capital Management, a private hedge fund, since 1991. Prior to forming Trendex Capital, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988.

James H. Vandenberghe

Mr. Vandenberghe has served as a director of the Company since February 2008. Mr. Vandenberghe was vice chairman of Lear Corporation, a supplier of automotive systems and components until May 2008. He had been affiliated with Lear and its predecessor companies for 35 years and was named vice chairman in November 1998. Mr. Vandenberghe joined Lear Siegler Inc. in 1973 as a financial analyst and advanced to higher-level positions in financial and general management capacities. In 1988, he became senior vice president - finance and chief financial officer of Lear. He was named executive vice president -finance in 1993, and in 1997 was promoted to president and chief operating officer - North American operations. Vandenberghe earned a bachelor’s degree in business administration from Western Michigan University, and a master’s degree in business administration from Wayne State University. Mr. Vandenberghe sits on the board of trustees for the College for Creative Studies, the board of visitors for the Wayne State University School of Business, and the board of directors for DTE Energy and the United Way for Southeastern Michigan.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our Common Stock is listed on the NASDAQ Global Market, and NASDAQ’s standards and definitions relating to director independence apply to us. Our board of directors has determined that four of our current directors, Messrs. Feldenkreis, Laisure, Subin and Vandenberghe, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Each of Messrs. Intrieri, Meister and Schechter are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn, and Mr. Alapont is our President and Chief Executive Officer. Our board of directors considered several factors in determining that Messrs. Feldenkreis, Laisure, Subin and Vandenberghe are independent. The board of directors did not assign any particular weight or importance to any single factor but rather considered them as a whole. After considering all relevant information, our board of directors concluded that none of Messrs. Feldenkreis, Laisure, Subin and Vandenberghe had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s standards and definitions for independence.

From February 25, 2008 and through the date of this Proxy Statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our board of directors, controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management,” below. Consequently, we are a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies.

Board of Directors’ Meetings and Committees

Prior to February 25, 2008, Albert J. Baciocco Jr., Edward P. Bond, and W. Howard Morris served as directors of the Company. On February, 25, 2008, at the time Thornwood Associates Limited Partnership Inc. (an entity indirectly controlled by Mr. Icahn) exercised its stock options pursuant to the stock option agreements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Messrs. Baciocco, Bond, and Morris resigned from the board and were replaced by Messrs. Feldenkreis, Laisure and Vandenberghe.

Our board of directors held eight meetings during the fiscal year ended December 31, 2008. During 2008, each director then currently serving attended at least 75% of the meetings of the board of directors and each committee on which they served.

All of our directors are invited to attend our Annual Meetings of Stockholders. The Company did not hold an Annual Meeting of Stockholders in 2008 as the Company emerged from bankruptcy in December 2007 and, pursuant to the Plan of Reorganization, no meeting was required.

Our standing committees are our audit committee and our compensation committee. We have in the past and may in the future establish special committees under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the SEC, and NASDAQ. A copy of the audit committee charter is publicly available on our web site at www.federalmogul.com under the heading “Investors” and the sub-heading “Corporate Governance.”

Messrs. Vandenberghe, Laisure, and Subin are currently the members of our audit committee and have served on the committee since March 18, 2008. Prior to the listing of the Company on NASDAQ on April 23, 2008, it was not required that our audit committee be comprised of independent directors and Messrs. Intrieri, Meister and Morris served on the committee from January 1, 2008 to March 7, 2008 at which time Mr. Schechter replaced Mr. Morris. Our board of directors has determined that Messrs. Vandenberghe, Laisure, and Subin each qualify as an “audit committee financial expert,” as defined by applicable SEC rules, and that they satisfy NASDAQ’s financial sophistication standards. Our board of directors has also determined that Messrs. Vandenberghe, Laisure, and Subin are “independent” under applicable SEC and NASDAQ rules and standards.

Our audit committee held five meetings during the fiscal year ended December 31, 2008. Messrs. Vandenberghe, Laisure and Subin participated in the three meetings that occurred on and after March 18, 2008.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters. As noted above, the Audit Committee is currently comprised of Messrs. Vandenberghe, Laisure, and Subin, each a non-employee director, and operates under a written charter which was last amended by our Board on July 23, 2008. Our Board has determined that all members of the Audit Committee are independent as defined in the NASDAQ Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the report of management and the opinion thereon of Ernst & Young LLP, Federal-Mogul’s independent registered public accounting firm for the year ended December 31, 2008, regarding Federal-Mogul’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) which include, among other items, matters related to the conduct of the audit of Federal-Mogul’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence and has discussed with Ernst & Young LLP its independence from Federal-Mogul.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Federal-Mogul’s audited financial statements be included in Federal-Mogul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and filed with the United States Securities and Exchange Commission on February 24, 2009.

This report is submitted by Messrs. Vandenberghe, Laisure, and Subin, being all of the members of the Audit Committee.

James H. Vandenberghe, Chairman
J. Michael Laisure
Neil S. Subin

Compensation Committee

Messrs. Intrieri, Meister and Schechter are the current members of our compensation committee. From January 1, 2008 until his resignation from the board on February 25, 2008, Mr. Baciocco was a member of the committee at which time Mr. Schechter replaced him on the committee. Our compensation committee held six meetings during the fiscal year ended December 31, 2008. As discussed above under “Director Independence and Controlled Company Status,” our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and is not comprised of independent directors.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Summary of Director Compensation” and “Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2008, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;
•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or
•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Stockholder Communications with Directors

Stockholders may contact the board of directors of the Company by writing to them c/o Investor Relations, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033. All communications addressed to the board of directors will be delivered to the board of directors. If stockholders desire, they may contact individual members of the board of directors, our independent directors as a group, or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Code of Ethics

The Company has adopted the “Federal-Mogul Corporation Financial Code of Ethics” (“Code of Ethics”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer, other Executive Officers and certain members of the Company’s financial functions. The Code of Ethics is publicly available on the Company’s internet website at www.federalmogul.com. The Company intends to disclose any change to or waiver from the Code of Ethics, including any implicit waiver, on its internet website, or in a report on Form 8-K.

Director Nominations

We do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors. As a result of his control of a majority of our outstanding common stock, Mr. Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Icahn’s and the board’s review of potential nominees.

The board of directors may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2010 Annual Meeting of Stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director.”

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2008.

2008 Director Compensation

Name	Annual Retainer Fee	Aggregate Meeting Fees	Other	Total
Carl C. Icahn	$ 0	$ 0	$ 49,972 (1)	$ 49,972 (1)
Albert J. Baciocco*	5,833	7,500	0	13,333
Edward P. Bond*	2,917	3,000	0	5,917
George Feldenkreis	29,167	6,000	0	35,167
Vincent J. Intrieri	0	0	0	0
J. Michael Laisure	29,167	9,000	0	38,167
Keith A. Meister	0	0	0	0
W. Howard Morris*	5,833	5,500	0	11,333
David S. Schechter	0	0	0	0
Neil S. Subin	35,000	13,500	0	48,500
James H. Vandenberghe	29,167	9,000	15,000 (2)	53,167

* Resigned from the board effective February 25, 2008

(1)	Mr. Icahn, as Chairman of the Board of Federal-Mogul, received compensation in 2008, in the amount of $49,972, representing the incremental cost to Federal-Mogul of his personal use of the Federal-Mogul corporate aircraft. Mr. Icahn received no other compensation or fees from Federal-Mogul in 2008. The calculation of incremental cost for personal use of corporate aircraft includes the variable costs incurred as a result of personal flight activity which are comprised of a portion of ongoing maintenance and repairs, aircraft fuel, airport fees, catering, and fees and travel expenses for the flight crew. The personal use of the corporate aircraft by the Chairman and by the President and Chief Executive Officer was approved by the Board of Directors and the Compensation Committee of Federal-Mogul.

(2)	This amount relates to compensation for serving as the Chairman of the Audit Committee from April through December 2008.

Summary of Director Compensation

In 2008, non-employee directors (except Messrs. Icahn, Intrieri, Meister and Schechter who do not receive fees for serving on the board) were compensated with an annual retainer of $35,000, $1,500 for each board meeting attended and $1,000 for each committee meeting attended. In addition the Chairman of the Audit Committee is paid an additional $20,000 per year. Directors are also reimbursed for their expenses incurred to attend meetings.

The Company has a policy which governs the use of Company aircraft and provides, among other things, that company aircraft may be used by the Chairman of the Board of Directors and the President and Chief Executive

Officer for personal use subject to certain restrictions. Use of the Company aircraft by the Chairman of the Board for personal travel was contingent upon the Chairman receiving no fees or other compensation for service on the Board of Directors or any committee of the Board of Directors and receipt of a written commitment from the Chairman agreeing not to receive any fees or compensation for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock, beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the Named Executive Officers, and the directors and officers as a group, as of April 2, 2009. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
IEH FM Holdings, LLC	75,241,924	(3)	75.69%
Nineteen Eighty-Nine, LLC	5,864,455	(4)	5.90%
José Maria Alapont	3,200,000	(5)	3.22%
Jean Brunol	—		—
Gérard Chochoy	—		—
René L. F. Dalleur	—		—
Jeff Kaminski	—		—
G. Michael Lynch	239	(6)	*
Carl C. Icahn	75,241,924	(7)	75.69%
Vincent J. Intrieri	—		—
Keith A. Meister	—		—
David S. Schechter	—		—
Neil S. Subin	—		—
James H. Vandenberghe	—		—
George Feldenkreis	60,000		*
J. Michael Laisure	—		—
All Directors and Officers as a group, 24 persons	78,501,924	(6)	78.97

* Represents less than 1% of the outstanding common stock

(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is c/o Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options and warrants that are exercisable within 60 days of April 2, 2009. Percentages for each beneficial owner are based on 99,404,500 shares outstanding as of the close of business on April 2, 2009. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.

(3)	Based solely upon information contained in a Schedule 13D filed with the SEC on January 7, 2008, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on February 27, 2008, Amendment No. 2 to the Schedule 13D filed with the SEC on July 3, 2008 and Amendment No. 3 to the Schedule 13D filed with the SEC on December 3, 2008, IEH FM Holdings LLC, of which Icahn Enterprises Holdings L.P. is the sole member, has sole voting and dispositive power with respect to 75,241,924 shares of Common Stock. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Mr. Icahn, is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601.

(4)	Based solely upon information contained in a Schedule 13D filed with the SEC on February 13, 2008, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on March 3, 2008 and a Schedule 13F filed with the SEC on February 13, 2009, Nineteen Eighty-Nine, LLC (“1989”) states that it has the right to acquire 5,864,455 of the shares of common stock held by IEH FM Holdings, LLC. The address for 1989 is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(5)	Mr. Alapont holds options to purchase 3,200,000 shares of Common Stock pursuant to the CEO Stock Option Agreement which are currently exercisable or exercisable within 60 days of April 2, 2009. Mr. Alapont holds options to purchase 800,000 shares of Common Stock pursuant to the CEO Stock Option Agreement which are exercisable on March 23, 2010.

(6)	Includes warrants to purchase shares of Common Stock that are immediately exercisable.

(7)	Mr. Icahn may be deemed to be the indirect beneficial owner of 75,241,924 shares of Common Stock owned by IEH FM Holdings LLC. See footnote (3) above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (the “Committee”) oversees Federal-Mogul’s executive compensation programs. As noted previously in this proxy statement, Federal-Mogul is a “controlled company” under applicable NASDAQ rules and is not required to have a Compensation Committee composed solely of independent directors. The current members of the Committee are Messrs. Intrieri, Meister and Schechter, all of whom are employees of companies controlled by our Chairman and principal beneficial stockholder, Mr. Carl C. Icahn.

The Company’s management and the Committee believe that an executive’s total compensation package should attract and retain key leadership to Federal-Mogul and motivate those leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for our shareholders, customers, and employees.

The Committee reviews and approves the compensation of the Named Executive Officers of the Company. This involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executive officers with these elements in order to be competitive in its industry and in the global search for management talent. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element:	This element is designed to reward:	The level of this element is determined by:	This element and the Company’s decisions on it affect other elements in certain ways:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Factors considered in setting executives’ salaries include experience, performance and internal equity with a premium for global experience.	May be adjusted to reflect global skills and market competitive long-term incentives. Other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.
Annual Incentives

Achievement of business goals of Operational EBITDA, Free Cash Flow, New Business Bookings, employee safety and quality goals reduction in manufacturing and operating expenses, and corporate business development.(1)

		Factors considered for this program called the Management Incentive Plan (“MIP”) include experience, performance, job scope and internal equity.	May be adjusted to reflect absence of market competitive long-term incentives.

Element:	This element is designed to reward:	The level of this element is determined by:	This element and the Company’s decisions on it affect other elements in certain ways:
Long-Term Incentives	Achievement of business goals of Operational EBITDA, Value Cash Flow, New Business Bookings and Return on Equity.(1)	The target incentive award for this program called the MIP Uplift Plan (“MIP Uplift”) varies by job scope	The MIP Uplift is paid in cash. See discussion below.
Other Benefits (e.g. tax preparation, automobile allowances)	Retention of senior executive leadership.	Job scope and internal equity.	Company philosophy is for salaried employees with similar job scope to have a consistent benefits package.

(1) Capitalized terms are defined below.

Currently, the elements of compensation are weighted toward base salary and target annual incentives in the form of cash. The President and Chief Executive Officer is involved in the determination of salary levels for the other Named Executive Officers and the review of their compensation elements with the Committee. As a result of the Company’s U.S. restructuring proceedings, the Company’s long-term incentive plan was replaced with the MIP Uplift described below. The Committee evaluated in 2008, the terms of the MIP Uplift plan, concluded that it continued to properly align executive compensation with Company and shareholder goals, and retained the MIP Uplift for 2008 with some modification as described below.

The Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants selected by the Committee in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. The Committee has the authority to select legal, compensation, accounting or other consultants as it deems necessary to advise it.

Our executive compensation was benchmarked in 2008 against a comparator group of companies to ensure that it is competitive in the marketplace. Pay benchmarking, however, is only one of several factors considered in setting target pay levels. The comparator group of companies is composed of durable-goods manufacturers and Tier 1 automotive suppliers. The 2008 comparator group consisted of 43 companies which were selected by an outside compensation consultant, Towers Perrin. The comparator group for the 2008 review is shown in the table below:

Comparator Companies
Alliant Techsystems Inc.	Itochu International Inc.
American Axle & Manufacturing
Holdings Inc.	ITT Corp
Applied Materials Inc.	Johnson Controls Inc.
ArvinMeritor Inc.	L-3 Communications Holdings Inc.
Black & Decker Corp (The)	Lear Corp
Cameron International Corp	Leggett and Platt Inc.
Celestica Inc.	Navistar International Corp
Continental Automotive Systems	Parker Hannifin Corp
Cooper Standard Automotive Inc.	Robert Bosch LLC (U.S. operations)
Cooper Tire & Rubber Co	Rockwell Automation Inc.
Corning Inc.	Rockwell Collins Inc.
Dana Holding Corp	Terex Corp

Comparator Companies
Delphi Corp	Textron Inc.
Eaton Corp	Thales
FANUC Robotics America Inc.	TI Automotive
Flowserve Corp	Timken Co (The)
Gates Corp	Tower Automotive Holdings USA LLC
Goodrich Corp	Trane Inc.
Harley-Davidson Inc.	Trinity Industries Inc.
Harsco Corp	TRW Automotive Holdings Corp
Hayes Lemmerz International Inc.	Visteon Corp
Ingersoll-Rand Co Ltd

In 2008, the Committee reviewed data provided by Towers Perrin, an outside compensation consultant engaged by the Committee. Towers Perrin assessed the market competitiveness of the current compensation levels of the Company’s executive officers. Specifically they reviewed the competitiveness of the base salaries, target annual incentive awards, target long-term incentive awards and target total direct compensation of our executive officers as compared with the comparator group.

Based on the Towers Perrin data, the Committee concluded that, in relation to the comparator group of companies, the target total cash compensation (base salaries and annual incentive targets) of Company executive officers is within a competitive range (plus or minus 10%) of the market median. Long-term incentive compensation of our executive officers is below that of the comparator group. As a result, total direct compensation of our executive officers is below that of the comparator group.

Base Salary

The President and Chief Executive Officer’s annual base salary is set by his employment agreement at $1,500,000. Other Named Executive Officer base salaries are set by the Committee based upon job scope and skill review. When determining base salaries for the Named Executive Officers, the Company and the Committee look to the degree of experience and talent the executive brings to the Company. As a global original equipment and replacement parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national and multi-lingual expertise.

Annual and Long-Term Incentives: MIP and MIP Uplift

All of the Named Executive Officers and approximately 1,600 salaried employees globally participate in an annual incentive program called the Management Incentive Plan (“MIP”). In addition, all of the Named Executive Officers and approximately 250 salaried employees globally participate in the MIP Uplift which is a substitute for a long-term incentive program.

The key objective of the MIP was to incentivize management to generate sustainable global profitable growth as measured by:

1.	Operational EBITDA, which is defined as earnings before interest, income tax expense, depreciation, amortization, restructuring and impairment charges, Chapter 11 related reorganization expenses, Chapter 11 emergence activity, gains and loss on sale of businesses and the impact on gross margin of the fresh-start reporting valuation of inventory. The Committee uses Operational EBITDA because it is the earnings measure that most closely reflects controllable operational performance at both the corporate and business unit levels.
2.	Free Cash Flow, which is defined as Operational EBITDA, adjusted for the efficiency of working capital, less capital spending and restructuring payments resulting from approved restructuring programs.
3.	New Business Bookings, which is defined as the total dollar value of newly awarded future business in 2008.

4.	Restructuring, which is defined as achievement of cost reductions in accordance with the Company’s business objectives.
5.	Employee Safety and Quality, which is defined as: i) achievement of world class safety standards as measured by incident rates within our facilities; and ii) achievement of world class quality standards as measured by defects per million parts.

As outlined in the tables below, Operational EBITDA was measured at a corporate level for Messrs. Alapont, Kaminski and Brunol and at a business unit level for Messrs. Chochoy and Dalleur. Performance objectives for the MIP are recommended by management and reviewed and approved by the Committee for all Named Executive Officers.

The key objective in 2008 of the MIP Uplift plan was also to incentivize management to generate sustainable global profitable growth as measured by four objectives:

1.	Operational EBITDA, as defined above;
2.	Value Cash Flow, which is defined as Operational EBITDA less capital spending and interest paid;
3.	New Business Bookings, as defined above; and
4.	Return on Equity, which is defined as: i) net income excluding the impact on gross margin of fresh start reporting inventory adjustment, restructuring charges, impairment charges, and the bankruptcy emergence gain and associated tax impacts; divided by ii) average equity for the 2008 calendar year.

Long-Term Incentives: Mr. Alapont’s Stock Option Grant

Federal-Mogul Corporation, a Michigan corporation and the predecessor company prior to the Company’s emergence from bankruptcy (the “Predecessor Company”), on February 2, 2005 entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, it was agreed that the Company would grant to Mr. Alapont stock options equal to at least 4% of the value of the Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Company, at the exchange equivalent of four options for one share of common stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

The Company on December 27, 2007 (the “Effective Date”) and in accordance with the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan of Reorganization”) granted to Mr. Alapont stock options to purchase 4,000,000 shares of common stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options did not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of common stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont. The amount of the distributions shall be equal to the fair value of 500,000 shares of common stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).

The Company on February 14, 2008, entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. The Initial CEO Stock Option Agreement as amended was cancelled on February 15, 2008, by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s stockholders, the Company entered into a new Stock Option Agreement with Mr. Alapont dated as of February 15, 2008 (the “New CEO Stock Option Agreement”). The New CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s common stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 40% of the shares of common stock subject to the Option were vested at the time of the grant, an additional 20% of the shares of common stock subject to the Option vested on each of March 23, 2008, and March 23, 2009, and the final 20% of the shares of common stock subject to the Option will vest on March 23, 2010. These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s shareholders effective July 28, 2008 to comply with Internal Revenue Code Section 162(m).

The main assumptions and related option-pricing models used by the Company along with the accounting expense information are reported in Footnote 20 in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Other Benefits

The Named Executive Officers participate in various U.S. and non-U.S. benefit programs as described below:

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan and a 401(k) plan. In addition, the Company maintains certain retirement benefit plans for all salaried employees in a particular country. The Company also provides the plans listed below to key executive officers to recruit and retain professional and executive talent. In addition, these retirement plans provide income security to long serving executives. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. None of the plans described in the table below are U.S. tax-qualified plans.

Retirement Plan	Eligible Participants	Plan Benefit
Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)	Employees who exceed U.S. mandated compensation limit for tax-qualified plans, including Mr. Alapont, Mr. Lynch, and Mr. Kaminski. As of January 1, 2009 Mr. Alapont will receive no further credits under this plan.	Annual credits as of January 1, 2008 range from 1.5% to 9.0% of eligible earnings above the $230,000 government compensation limit for tax-qualified plans plus interest.
Key Executive Pension Plan (“KEY Plan”)	Mr. Alapont	This plan accrues for a target income replacement level from all Company sponsored plans of up to a maximum of 50% of final average income assuming the executive has attained age 62 and assuming he has earned 20 years of benefit service. The benefit is reduced for retirement earlier than age 62 as described in the KEY Plan.
Supplemental Key Executive Pension Plan (“SKEPP Plan”)	Mr. Lynch	This plan accrues for a target income replacement level from all Company sponsored plans of up to a maximum of 50% of final average income assuming the executive has attained age 62 and assuming he has earned 20 years of benefit service. The benefit is reduced for retirement earlier than age 62 as described in the SKEPP Plan.
French executive defined benefit plan (“Retraite Additive”)	Senior French executives, including Mr. Brunol and Mr. Chochoy.	This plan accrues for a target income replacement of 5% of final average eligible compensation, regardless of years of service.
French executive defined contribution plan (“Retraite Entreprises”)	Senior French executives, including Mr. Brunol and Mr. Chochoy.	The Company contributes 5% of eligible compensation to an individual investment account. Payout is in the form of a quarterly pension.

Other Benefit Plans and Practices

The Named Executive Officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as a benefit allowance, automobile allowance, tax preparation allowance and added liability insurance are noted following the Summary Compensation Table.

The Company offers a 401(k) plan for U.S.-based employees. The 401(k) plan provides that the Company matches 25% of the first 8% of the employee’s annual compensation contributed to the 401(k) plan. Due to U.S. compensation limits some executives do not receive the full benefit of the Company match on their 401(k) contributions in any calendar year. In these situations the amount of the benefit shortfall is calculated annually and paid directly to the executive as ordinary income. This payment is called the 401(k) excess payment, and is made between January 1 and March 15 of the following year.

Policy regarding 162(m) Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance based compensation can be excluded from the limit so long as it meets certain requirements. Other than the CEO Option granted to Mr. Alapont, Federal-Mogul’s incentive plans are not specifically designed to qualify under Section 162(m).

Compensation Committee Report

The Compensation Committee of Federal-Mogul Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Vincent J. Intrieri, Chairman

Keith A. Meister

David S. Schechter

The following table lists the major compensation items for the Named Executive Officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
NAME AND PRINCIPAL POSITION	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified- Deferred Compensation Earnings	All Other Compensation	Total

José Maria Alapont President and Chief Executive Officer	2008 2007 2006	1,500,000 1,500,000 1,500,000	-	(1)(6,864,666) 6,864,666	(2) 3,075,000 2,377,500 3,415,500	(3) 5,413,108 3,487,069 4,140,395	(4) 190,763 224,675 185,814	3,314,205 14,453,910 9,241,709
			-
			-

Jeff Kaminski Senior Vice President and Chief Financial Officer	2008	329,462	-	-	(5) 367,850	(6) 33,229	(7) 29,771	760,312

G. Michael Lynch Former Executive Vice President and Chief Financial Officer	2008 2007 2006	139,615 535,192 550,000	-	-	(8) 871,750	(9) 2,450	(10) 24,100	163,715 1,476,155 2,066,893
			-	-			66,763
			-	-	882,750	570,847	63,296

Jean Brunol Senior Vice President, Business and Operations Strategy	2008 2007 2006	585,680 548,360 502,640	- -	- -	(11) 564,083	(12) 214,344	(13) 47,235	1,411,342 1,456,043 1,176,029
					608,405	196,009	103,269
					575,271	73,699	24,419

Gérard Chochoy Senior Vice President Powertrain Sealing and Bearings	2008	475,865	-	-	(14) 402,082	(15) 85,630	(16) 171,443	1,135,020

René Dalleur Senior Vice President, Vehicle Safety and Protection	2008 2007	483,727 477,560	- -	- -	(17) 404,306 488,092	(18) 108,726 0	(19) 34,641 35,263	1,031,400 1,000,915

(1)	As described in “Long-Term Incentives: Mr. Alapont’s Stock Option Grant” above, Mr. Alapont agreed to cancel a stock option granted to him on February 14, 2008 in exchange for a new option granted on February 15, 2008. There was no expense charged to the Company for the February 15, 2008 option grant as it was determined to be the economic equivalent of the grant Mr. Alapont agreed to cancel on February 14, 2008. In addition, for the year ended December 31, 2008, the Company recognized $16.0 million in income associated with the new options. The $16.0 million in income is the result of a reduction in the fair value of the recorded liability for the options resulting from a net decrease in the underlying Federal-Mogul share price. The negative amount shown above reflects only that portion of the $16 million that was previously expensed and reported in the summary compensation table for Mr. Alapont. See Footnote 20 to the consolidated financial statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Mr. Alapont participates in the MIP and the MIP Uplift. The amount in column (g) for 2008 reflects a payout level of 97% for the MIP and 72% for the MIP Uplift. For 2007 it reflects a payout level of 106% for the MIP and 105% for the MIP Uplift, which was the payout level for all MIP Uplift participants. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(3)	The amount in Column (h) reflects Mr. Alapont’s participation in the personal retirement account (the “PRA”) and the personal retirement account supplemental executive retirement plan (the “PRA SERP”). As detailed in his employment contract, Mr. Alapont also participates in a key executive pension plan (the “KEY Plan”). Payments from the KEY Plan are offset by benefits under the PRA, the PRA SERP and any pension benefits received from prior employers. Under the KEY Plan, Mr. Alapont receives four years of credited service for each year of employment with the Company. Beginning January 1, 2009, Mr. Alapont will no longer receive annual credits under the PRA SERP.

(4)	The amount in Column (i) reflects the following: a benefit allowance of $90,000, which is in lieu of automobile and other allowances; the 401(k) plan Company match; the 401(k) plan excess payment; the cost of tax preparation services; the cost of umbrella liability coverage; inclusion of spouse on business trips on the corporate aircraft; and taxable security benefits. The Company 401(k) plan excess payment is described above. The amount in column (i) also reflects tax reimbursement payments of $79,672.
(5)	Mr. Kaminski participates in the MIP and the MIP Uplift. The amount in column (g) reflects a payout level of 73% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(6)	The amount in Column (h) reflects Mr. Kaminski’s participation in the PRA and the PRA SERP.
(7)	The amount in Column (i) reflects the following: the 401(k) plan Company match; the 401(k) plan excess payment; an automobile allowance equivalent to 4% of his annual salary; the cost of tax preparation services; the cost of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $2,481.
(8)	Mr. Lynch retired on March 31, 2008 and did not participate in the MIP and the MIP Uplift in 2008. He participated in the MIP and the MIP Uplift in 2007. With respect to the 2007 amount in Column (g), it reflects a payout level of 106% in the MIP and 105% in the MIP Uplift.
(9)	The amount in Column (h) reflects Mr. Lynch’s participation in the PRA and the PRA SERP until his retirement. Mr. Lynch also participated in a supplemental key executive pension plan (the “SKEPP”). Payments from the SKEPP are offset by benefits under the PRA, the PRA SERP and any pension benefits received from prior employers for which he received service credit.
(10)	The amount in Column (i) reflects the following: an automobile allowance; the cost of tax preparation services; a medical wellness allowance for Mr. Lynch and his spouse; and the 401(k) plan Company match. The amount in column (i) also reflects tax reimbursement payments of $2,408. These benefits ceased upon Mr. Lynch’s retirement.
(11)	Mr. Brunol resides in France and is paid 400,000 Euro annually. For consistency, we show the U.S. dollar equivalent salary using the average Euro-U.S. dollar exchange rate for 2008 of 1.4642, for 2007 of 1.3709 and for 2006 of 1.2566. Mr. Brunol participates in the MIP and the MIP Uplift. The amount in Column (g) reflects a payout level of 80% for the MIP and 72% for the MIP Uplift. The U.S. dollar equivalent for the 2008 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.2861 which is the rate used when the incentive awards were calculated. The 2007 amount in Column (i), a payout level of 106% for the MIP and 105% in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(12)	The amount in Column (h) reflects Mr. Brunol’s participation in a mandatory benefit for those working in France and a Company sponsored pension plan in France intended to supplement aspects of the French social security system. The amount in Column (h) represents the change in the actuarial present value of Mr. Brunol’s accumulated benefit between December 31, 2008 and December 31, 2007 determined using a Euro-U.S. dollar exchange rate of 1.4057 for December 31, 2008 and 1.4627 for December 31, 2007.
(13)	The amount in Column (i) reflects the cost of operating a company vehicle provided to Mr. Brunol in France of $27,146, Company contributions to the French defined contribution plan for Mr. Brunol, and the cost of umbrella liability coverage.
(14)	Mr. Chochoy is a French citizen who resides in Germany and is paid 325,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2008 of 1.4642. Mr. Chochoy participates in the MIP and the MIP Uplift. The U.S. dollar equivalent for the 2008 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.2861 which is the rate used when the incentive awards were calculated. The amount in Column (g) reflects a payout level of 60% for the MIP and 72% for the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(15)	The amount in Column (h) reflects Mr. Chochoy’s participation in a Company sponsored pension plan in France intended to supplement aspects of the French social security system. The amount in Column (h) reflects the change in the actuarial present value of Mr. Chochoy’s accumulated benefit between December 31, 2008 and December 31, 2007 determined using a Euro-U.S. dollar exchange rate of 1.4057 for December 31, 2008 and 1.4627 for December 31, 2007.
(16)	With respect to the amount in Column (i), it reflects the cost of the following: contributions to the French social security system of $79,406, housing and living assistance of $48,319, Company contributions to the French defined contribution plan for Mr. Chochoy, the cost of operating a company vehicle provided to Mr. Chochoy in Germany, the cost of tax preparation services and the cost of umbrella liability coverage.
(17)	Mr. Dalleur is a Belgium citizen working in Germany. He is paid 330,369 Euro annually. For consistency, we show the U.S. dollar salary equivalent using the average Euro-U.S. dollar exchange rate for 2008 of 1.4642 and for 2007 of 1.3709. Mr. Dalleur participates in the MIP and the MIP Uplift. The U.S. dollar equivalent for the 2008 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.2861 which is the rate used when the incentive awards were calculated. The 2008 amount in Column (g) reflects a payout level of 61% for the MIP and 72% for the MIP Uplift. The 2007 payment reflects a payout level of 104% in the MIP and 105% in the MIP Uplift. The objectives and their achievement and payout levels are detailed in the Incentive Payout Chart below.
(18)	The amount in Column (h) reflects Mr. Dalleur’s participation in the Aubange, Belgium defined benefit plan which covers all employees at the Company’s Aubange, Belgium facility. The amount in Column (h) represents the change in the actuarial present value of Mr. Dalleur’s accumulated benefit between December 31, 2008 and December 31, 2007 determined using a Euro-U.S. dollar exchange rate of 1.4057 for December 31, 2008 and 1.4627 for December 31, 2007.
(19)	The amount in Column (i) reflects an automobile for Mr. Dalleur’s use in Germany of $34,041, and the cost of umbrella liability coverage.

The following table outlines the ranges of potential payout for the two incentive plans covering the period January 1, 2008 through December 31, 2008 and the CEO Option granted to Mr. Alapont. Mr. Brunol, Mr. Chochoy and Mr. Dalleur are paid in Euro. The amounts below reflect the average Euro-U.S. dollar exchange rate for 2008 of 1.4642. The actual achieved payout is reported in the Summary Compensation Table above.

Grants of Plan Based Awards

			Estimated Future Payments Under Non- Equity Incentive Plan Awards			All other Stock
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Awards: Number of Securities Underlying Options (#)	Exercise Price of Options Awards ( $ / Share )	Grant Date Fair Value of Stock and Option Awards
José Maria Alapont	Annual Incentive Awards	January 1, 2008	$2,400,000	$3,750,000	$6,750,000
	Stock Options	February 15, 2008				4,000,000	$19.50	$33,700,000
Jeff Kaminski	Annual Incentive Awards	January 1, 2008	$253,750	$507,500	$892,500
G. Michael Lynch(1)	--	--	--	--	--
Jean Brunol	Annual Incentive Awards	January 1, 2008	$424,618	$849,236	$1,493,484
Gérard Chochoy	Annual Incentive Awards	January 1, 2008	$345,002	$690,004	$1,213,456
René Dalleur	Annual Incentive Awards	January 1, 2008	$345,002	$690,004	$1,213,456

(1) Mr. Lynch retired on March 31, 2008 and so was not eligible for an annual incentive award.

The MIP and the MIP Uplift are based upon the same performance period (January 1 to December 31, 2008) and are described below. Mr. Brunol, Mr. Chochoy and Mr. Dalleur are paid in Euro. The amounts below reflect a Euro-U.S. dollar exchange rate of 1.2861 which was the rate used when incentive payouts were calculated.

Incentive Payout

Amounts Awarded Under 2008 Non-Equity Incentive Plans

Name	MIP	MIP Uplift
José Maria Alapont	$1,455,000	$1,620,000
Jeff Kaminski	$178,850	$189,000
G. Michael Lynch(1)	--	---
Jean Brunol	$286,286	$277,798
Gérard Chochoy	$176,372	$225,711
René Dalleur	$178,596	$225,711

(1) Mr. Lynch retired in March 31, 2008 and so was not eligible for an annual incentive award.

MIP and 2008 Payout

Under the terms of the MIP, a participant may receive an incentive within a range of 0% to 150% of his or her target incentive award depending on achievement of the objectives as defined in the MIP plan for that participant.

MIP target incentive awards are set as a percentage of the participant’s salary and vary based on the participant’s level within the organization. Mr. Alapont’s payout minimum, maximum and curve under the MIP are described in his employment agreement. The MIP payout minimums, maximums and curve for all other participants are:

1.	Below 85% achievement of an objective results in a zero payout for that objective.
2.	85% achievement of an individual objective results in a 50% payout for that objective.
3.	Achievement between 85% and 100% results in increases to payout along a straight line curve.
4.	Achievement of 100% results in a 100% payout.
5.	Achievement above 100% but below 120% results in increases to payout along a straight line curve.
6.	Achievement 120% or greater of an individual objective results in a 150% payout for that objective, which is the maximum allowed payout.

Payment under the MIP is not made until approved by the Committee. The President and Chief Executive Officer makes recommendations to the Committee related to the payouts for the other Named Executive Officers and the Committee determines the payout for the President and Chief Executive Officer.

Mr. Alapont

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Worker Safety and Quality – Combined	Total
Weighting of Objectives	50%	30%	10%	10%	100%
Achieved in 2008	87%	88%	107%	132%	N/A
Payout Level for 2008	87%	88%	118%	150%	97%

The MIP target incentive award for Mr. Alapont is 100% of his base annual salary. Mr. Alapont’s payout minimum, maximum and curve under the MIP are described in his employment agreement. This calculation resulted in an achieved incentive in 2008 of 97% of his MIP target incentive award.

Mr. Kaminski

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Worker Safety and Quality – Combined	Total
Weighting of Objectives	50%	30%	10%	10%	100%
Achieved in 2008	87%	88%	107%	132%	N/A
Payout Level for 2008	57%	60%	118%	150%	73%

The MIP target incentive award for Mr. Kaminski is 70% of his base annual salary. This calculation resulted in an achieved incentive in 2008 of 73% of his MIP target incentive award.

Mr. Lynch

Due to his retirement in April, 2008, Mr. Lynch did not participate in the MIP in 2008.

Mr. Brunol

Objective	Corporate Operational EBITDA	Corporate Free Cash Flow	Restructuring	Corporate Business Development	Total
Weighting of Objectives	50%	30%	10%	10%	100%
Achieved in 2008	87%	88%	120%	120%	N/A
Payout Level for 2008	57%	60%	150%	150%	80%

The MIP target incentive award for Mr. Brunol is 70% of his base annual salary. This calculation, including 4% of Mr. Brunol’s MIP target incentive award for his exceptional contribution to the development of the Company’s Brazil, Russia, India and China (BRIC) and Asia-Pacific operations, resulted in an achieved incentive in 2008 of 80% of his MIP target incentive award.

Mr. Chochoy

Objective	Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Restructuring	Inventory and Scrap - Combined	Worker Safety, Quality and Service - Combined	Total
Weighting of Objectives	40%	20%	10%	10%	10%	10%	100%
Achieved in 2008	51%	88%	120%	120%	80%	106%	N/A
Payout Level for 2008	0%	60%	150%	150%	0%	113%	60%

Other than the Corporate Free Cash Flow metric, all other metrics for Mr. Chochoy are calculated on the basis of his Business Unit performance. The MIP target incentive award for Mr. Chochoy is 70% of his base annual salary. This calculation, including 7% of Mr. Chochoy’s MIP target incentive award for his exceptional contribution in offsetting the impact of a fire at the Company’s Gdansk, Poland facility, resulted in an achieved incentive in 2008 of 60% of his MIP target incentive award.

Mr. Dalleur

Objective	Operational EBITDA	Corporate Free Cash Flow	New Business Bookings	Restructuring	Inventory and Scrap - Combined	Worker Safety, Quality and Service - Combined	Total
Weighting of Objectives	40%	20%	10%	10%	10%	10%	100%
Achieved in 2008	82%	88%	107%	120%	102%	133%	N/A
Payout Level for 2008	0%	60%	118%	150%	105%	122%	61%

Other than the Corporate Free Cash Flow metric, all other metrics for Mr. Dalleur are calculated on the basis of his Business Unit performance. The MIP target incentive award for Mr. Dalleur is 70% of his base annual salary. This calculation resulted in an achieved incentive in 2008 of 61% of his MIP target incentive award.

MIP Uplift

The MIP Uplift provides for a target incentive award to participants which varies based on the individual’s level within the organization and job scope. The MIP Uplift payout schedule and payout curve is within a range of 0% to 200% of the target incentive award and is described below. Mr. Alapont’s MIP Uplift target incentive award was 150% of his base annual salary and the MIP target incentive award for each of Messrs. Kaminski, Brunol, Chochoy and Mr. Dalleur was 75% of their respective annual base salaries. Mr. Lynch did not participate in the MIP Uplift in 2008. The target incentive awards were selected to bring the total compensation of each participant closer to the median total compensation of executive officers at the comparator group of companies.

The objectives of the MIP Uplift (Operational EBITDA, Value Cash Flow, New Business Bookings, and Return on Equity) are the same for all participants. These objectives were selected as a balance between the desire to promote long-term sustainable global profitable growth and the fact that the plan is limited in its measurement to a one-year period. Objectives are based on 2008 targets and are measured independently of each other. Final payout is subject to approval by the Committee. His recommendations are then presented to the Committee for approval. The Committee establishes the actual incentive payout for the President and Chief Executive Officer.

Once payout is approved by the Committee, two-thirds of the amount is paid to the participant and one-third is deferred to the next calendar year. With respect to amounts earned in 2008, the one-third deferred amount will be paid prior to March 15, 2010. The payout curve for the MIP Uplift is:

1.	Below 85% achievement of an objective results in a zero payout for that objective.
2.	85% achievement of an individual objective results in a 50% payout for that objective.
3.	Achievement between 85% and 100% results in increases to payout along a straight line curve.
4.	Achievement of 100% results in a 100% payout.
5.	Achievement above 100% but below 125% results in increases to payout along a straight line curve.
6.	Achievement of 125% or greater of an individual objective results in a 200% payout for that objective, which is the maximum allowed payout.

2008 MIP Uplift Objectives and Calculation (All Named Executive Officers)

Objective	Corporate Operational EBITDA	Corporate Value Cash Flow	New Business Bookings	Return on Equity	Total
Objectives for All Named Executive Officers	25%	25%	25%	25%	100%
Achieved in 2008	89%	82%	107%	100%	N/A
Payout for 2008	62%	0%	126%	100%	72%

The following table sets forth information concerning outstanding stock options held by one or more Named Executive Officers as of December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year End

Option Awards Stock Awards

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($)
José Maria Alapont	2/15/08	2,400,000	1,600,000	$19.50	12/27/2014	N/A	N/A

(1)	A grant of options to purchase 4 million shares of Common Stock was made on December 27, 2007. This option was repriced on February 14, 2008 to an exercise price of $29.75 per share. The December 27, 2007 option, as amended, was cancelled on February 15, 2008. A new grant, the CEO Option, was made on February 15, 2008 at an option exercise price of $19.50. These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s shareholders effective July 28, 2008
(2)	In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014.
(3)	No awards of stock or stock units were made in 2008.

Pension Benefits

The following table outlines the pension programs in which the Named Executive Officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
José Maria Alapont	Personal Retirement Account (PRA) (2)	3.8	$72,448

	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP) (3)	3.8	$1,010,816
	Key Executive Pension Plan (KEY) (4)	15.3	$14,284,259
Jeff Kaminski	Personal Retirement Account (PRA)	19.4	$75,374
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	19.4	$94,332
G. Michael Lynch(5)	Personal Retirement Account (PRA)	--	--	$199,013
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	--	--	$844,115
	Supplemental Key Executive Pension Plan (SKEPP)	11.2	$3,144,753	$75,321
Jean Brunol	French Executive Pension Plan (Retraite Additive) (6)	3.7	$533,180
	French Retirement Indemnity (a mandatory benefit)	3.7	$44,029
Gérard Chochoy	French Executive Pension Plan (Retraite Additive) (7)	1.8	$151,206
René Dalleur	Aubange Belgium Pension Plan (8)	21.4	$1,582,078

(1) The present value of accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate, and December 31, 2008 measurement date used by the Company for financial reporting purposes in footnote 14 of item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. Currently Messrs. Alapont and Dalleur have the right to commence benefits under early retirement provisions of their respective pension plans. Pension benefits for Messrs. Brunol, Chochoy and Dalleur are denominated in Euros. The present value of their accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.4057 which was the rate in effect as of December 31, 2008.

(2) Personal Retirement Account (“PRA”)

The PRA is a defined benefit pension plan that covers all salaried employees in the United States. Annual credits are made on behalf of the employee based on the employee’s age and eligible compensation is limited to the amount permitted under government regulations ($230,000 in 2008 and $225,000 in 2007). Interest is also credited each year to the benefit based on U.S. government bond rates. Under the PRA, benefits are payable upon retirement to employees in the form of a lump sum or monthly annuity, at the employee’s election. Accrued pension benefits for participants are expressed as an account balance.

PRA benefits are vested based on a three-year cliff schedule. Amounts credited under the PRA in 2008 for the eligible Named Executive Officers are detailed in the Summary Compensation Table and its footnotes.

Mr. Lynch retired on March 31, 2008 and elected a one-time lump-sum payment from the PRA.

(3) Supplemental Executive Retirement Account (“PRA SERP”)

To make up for benefits lost due to the U.S. government cap on compensation eligible for tax-qualified plans, the Company also maintains the PRA SERP, which pays additional pension benefits that would be paid under the PRA if the U.S. federal limits were not in effect. The PRA SERP is a non-qualified defined benefit pension plan. Under the PRA SERP, benefits are payable upon retirement to certain U.S. based executives in the form of a lump sum. Earnings are defined as an employee’s base salary plus overtime, commissions, incentive compensation, sales incentives and other variable compensation in excess of $230,000 in 2008 and $225,000 in 2007.

Benefits are vested based upon attainment of age 55 and satisfying a five-year cliff-vesting schedule. Amounts credited under the PRA SERP for the eligible Named Executive Officers are detailed in the Summary Compensation Table under column (h).

Mr. Lynch retired on March 31, 2008 and received a one-time lump-sum payment from the PRA SERP in October 2008.

(4) Key Executive Pension Plan (“KEY Plan”)

The KEY Plan is non-tax qualified pension plan, the purpose of which is to provide a competitive pension benefit for Mr. Alapont.

The KEY Plan targets a pension benefit equal to 50% of an executive’s average compensation for the highest consecutive three-year period of the last five years before retirement. In order to receive the maximum KEY benefit, an executive must attain 20 years of service and be at least age 62 upon retirement. A reduced benefit will be paid to executives who have not attained these minimal levels. The target benefit is calculated by taking into account benefits paid under the Company’s PRA, PRA SERP and certain predecessor plans. Compensation used for the Key Plan formula includes base salary and incentive compensation.

The KEY Plan grants credit for all years of pension service with the Company up to a combined maximum of 20 years of service. The Key Plan provides four years of pension service for every year of service with the Company. As of December 31, 2008, Mr. Alapont has 15.3 years of credited service under the KEY Plan.

If Mr. Alapont’s employment is terminated without cause, or due to death or disability, or if Mr. Alapont terminates employment for Good Reason, he is deemed to have earned twenty years of service and to be fully vested under the KEY Plan. “Good Reason” is defined below under the Severance section.

Amounts credited under the Key Plan for Mr. Alapont are detailed in the Summary Compensation Table under column (h).

(5) Mr. Lynch retired on March 31, 2008.

(6) Supplemental Key Executive Pension Plan (“SKEPP”)

The SKEPP is a non-tax qualified pension plan, the purpose of which is to provide a competitive pension benefit for a limited number of senior executives.

The SKEPP targets a pension benefit equal to 50% of an executive’s average annual compensation for the highest consecutive three-year period of the last five years before retirement. Annual compensation used for the SKEPP formula includes base salary and incentive compensation. In order to receive the maximum SKEPP benefit, an executive must attain 20 years of service and be at least age 62 upon retirement. A reduced benefit will be paid to executives who have not attained these minimal levels. The target benefits are calculated taking into account benefits paid under the Company’s PRA, PRA SERP and certain predecessor plans.

The SKEPP grants credit for all years of pension service with the Company and under certain predecessor plans up to a combined maximum of 20 years of service. As part of his hiring agreement, Mr. Lynch was granted 3.4 years of service credited from his prior employer. Mr. Lynch had 11.2 years of credited service under the SKEPP at the time of his retirement on March 31, 2008. Benefits from his prior employer's plan will reduce his benefit from the SKEPP on a dollar-for-dollar basis.

Amounts credited under the SKEPP for Mr. Lynch are detailed in the Summary Compensation Table under column (h).

(7) French Executive Pension Plans

Retirement annuities are the most common form of employee benefit liabilities in France. The benefit structure is mandated in the French Labor Code, covers all employees, and can be supplemented by company agreement or voluntary payments. The benefit is an annuity. The Company provides certain senior French executives with two additional retirement plans: a defined benefit plan and a defined contribution plan. The purpose of these plans is to provide a pension benefit for a limited number of senior executives that is competitive with pension benefits provided to senior executives at many major French companies. Mr. Brunol and Mr. Chochoy are the only Named Executive Officers who participate in these plans.

a.	French Defined Benefit Plan (“Retraite Additive”)

The Retraite Additive is a final salary plan targeting a pension benefit equal to 5% of the executive’s final compensation. There is no minimum service requirement and no vesting requirement, but the executive must be employed by the Company at the date of retirement under this plan. Annual compensation used for calculating the contributions to the defined benefit plan includes base salary. The amounts credited in 2008 under the Retraite Additive for Mr. Brunol and Mr. Chochoy are detailed in the Summary Compensation Table under column (h).

b.	French Defined Contribution Plan (“Retraite Entreprises”)

The Pension Benefits table above does not reflect the present value of accumulated benefits under the Retraite Entreprises because it is a defined contribution plan. Under the Retraite Entreprises, the Company contributes 5% of base salary of the eligible executives into their individual retirement account. Benefits are payable on retirement in the form of a quarterly pension, with no vesting or minimum service requirements. Benefits are calculated based on the earnings accumulated in the fund at the time of retirement.

(8) Aubange Belgium Pension Plan

The Aubange Belgium Pension Plan is a defined benefit pension plan that covers employees of the Aubange Belgium operation. Mr. Dalleur is the only Named Executive Officer who participates in this plan. With a normal retirement age of 65, the plan provides a lump-sum benefit payment at termination based upon salary and years of service. The maximum service under the plan for an executive is 25 years. From age 60 onwards, the benefit payment is calculated based on the average base salary of the last 5 years prior to retirement, and the average ceiling over that same period.

Change in Control Employment Agreement

The Company has entered into a change in control employment agreement with Mr. Alapont. Under this agreement, Mr. Alapont has an employment term of three years from the date of a Change in Control (the “employment period”). During this employment period, Mr. Alapont’s position shall be at least commensurate in all material respects with that held during the 120-day period prior to the Change of Control. During the employment period, Mr. Alapont is entitled to (i) an annual base salary equivalent to his base salary in the month immediately preceding the month in which the effective date of the Change of Control occurs, (ii) an annual cash bonus equal to at least to his MIP target incentive award as of the effective date of the Change in Control, (iii) participation in incentive, savings and retirement plans, (iv) welfare benefits, (v) fringe benefits, (vi) office and support staff and (vii) paid vacation, in the case of each of clauses (iii) – (vii), that is no less favorable, in the aggregate, than the most favorable of such plans or benefits provided to him during the 120-day period immediately preceding the effective date of the Change of Control. A “Change in Control” is defined as any of the following events occurring within the three-year period following December 27, 2007, the Effective Date of the Plan of Reorganization (which period is extended for additional one-year periods on each anniversary of the Effective Date, unless the Company gives notice that it is not extending the period):

1.	the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock, other than by Mr. Icahn or any of his affiliates, or the combined voting power of the then outstanding voting securities of the Company;
2.	individuals who, as of the Effective Date, constitute the board of directors of the Company (the “Board”) cease for any reason to constitute at least a majority of the Board; or
3.	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, other than such transactions with Mr. Icahn or any of his affiliates.

The change in control employment agreement provides that Mr. Alapont will receive certain severance benefits and payments upon the occurrence of the following two events:

1.	a Change in Control occurs, and
2.	he is terminated by the Company without “Cause” (as defined below) or he terminates the agreement for “Good Reason” (as defined below).

The Change in Control benefits provided under this agreement are:

1.	base salary through the date of termination and a prorated portion of his MIP target incentive award;
2.	a lump-sum cash amount equal to three times, his base salary and three times his MIP target incentive award as of the termination date or, if greater, his MIP target incentive award as of the date of the Change in Control;
3.	the excess of the actuarial equivalent of the benefit he would receive under the PRA and any supplemental retirement plan, including the PRA SERP and the KEY Plan if his employment continued for three years after the date of termination, over the actuarial equivalent of any amount paid or payable under the PRA or such supplemental retirement plans as of the date of termination;
4.	the continuation of benefits under the welfare benefit plans, programs, practices and policies of the Company for three years or the cash equivalent if the benefit cannot be continued; and
5.	outplacement services of up to $60,000.

Subject to certain exceptions, Mr. Alapont will also receive a “gross-up” payment as reimbursement of any federal excise taxes payable.

As part of the change in control employment agreement, Mr. Alapont agrees to a non-competition covenant applicable for one year following the termination of his employment after a Change in Control.

Under this change in control employment agreement “Good Reason” means:

1.	a material diminution of Mr. Alapont’s authority, duties or responsibilities;

2.	any action or inaction that constitutes a material breach by the Company of the change in control employment agreement; or
3.	a material change in the geographic location at which Mr. Alapont performs his services.

Under this change in control employment agreement, “Cause” means:

1.	the willful and continued failure of Mr. Alapont to perform substantially his duties with the Company; or
2.	the willful engaging by him in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Severance

Mr. Alapont’s employment agreement provides that if he is terminated by the Company without Cause (as defined below) he will receive a lump sum payment of:

1.	any base salary or vacation pay due through his date of termination;
2.	an amount equal to two times his annual base salary and two times his MIP target incentive award; and
3.	a payout of any other benefits he may be entitled to receive under any Company program for which he is eligible, including the MIP Uplift.

In addition, any unvested options under the CEO Option become vested. All vested options may be exercised not more than 90 days after termination of his employment. Mr. Alapont would also vest in the KEY Plan benefits as described in the Key Executive Pension Plan summary in this proxy statement.

Under the terms of Mr. Alapont’s employment agreement, “Cause” means:

1.	conviction of, plea of guilty to, or plea of nolo contendere to any felony;
2.	conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude;
3.	intentional violation of the Company’s integrity policy;
4.	breach of the terms of his employment agreement; or
5.	intentional neglect of a request by a majority of the Board, which results in material corporate damage.

Prior to any termination for Cause under clauses 4 or 5 above, the Company must make a written demand on Mr. Alapont, and Mr. Alapont shall have ten days after receiving such notice to cure any failure.

If Mr. Alapont terminates his employment for Good Reason, as defined below, he will receive the same severance benefits as in a termination by the Company without cause. Under the terms of Mr. Alapont’s employment agreement “Good Reason” means:

1.	failure of the Company to comply with the compensation provisions of Mr. Alapont’s employment agreement;
2.	failure of the Company to grant Mr. Alapont the CEO Option (or equivalent benefits); and/or
3.	a material change to Mr. Alapont's duties that result in a diminution of his position.

If the Company does not cure the issue within 30 days of written notice from Mr. Alapont, he may elect to terminate employment for Good Reason and will be entitled to the severance payments.

If Mr. Alapont's employment terminates because of death or disability, he, his estate or his beneficiary will receive:

1.	any base salary or vacation pay due through the date his employment is terminated;
2.	all benefits due under the KEY Plan assuming he attained the full 20 years of credited service and full vesting;
3.	immediate vesting of any unvested options under the CEO Option; and

4.	other benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives of the Company under plans, programs, practices and policies relating to death or disability benefits.

The Company also has a severance agreement with Mr. Kaminski. Under this agreement, if Mr. Kaminski is terminated by the Company without Cause (as defined below) he will receive the following benefits:

1.	base salary through the date of termination, a pro rated portion of his MIP target incentive award and any accrued but unpaid vacation pay;
2.	a lump-sum cash amount equal to 18 months of base salary and 18 months of his MIP target incentive award as of the date of termination or, if greater, his MIP target incentive award as of the date of the severance agreement; and
3.	continuation of benefits under the Company welfare benefit plans, practices, policies and programs for 18 months.

Under the terms of Mr. Kaminski’s severance agreement, “Cause” means:

1.	continued failure substantially to perform his duties with the Company for a period of 10 days following written notice of such failure;
2.	conviction of, plea of guilty to, or plea of nolo contendere to, any felony;
3.	willful malfeasance or willful misconduct in connection with his duties with the Company;
4.	any act or omission involving moral turpitude which is reasonably likely to be injurious to the financial condition or business reputation of the Company;
5.	any other act or omission, including any act or omission involving dishonesty, which is injurious to the financial condition or business reputation of the Company; or
6.	breach of the confidentiality provisions of the severance agreement.

Mr. Kaminski would be required to provide the Company with a release waiving his rights to sue the Company under various U.S. employment laws and agree not to compete with the Company during the six-month period following the effective date of the release and non-competition agreement.

The following table summarizes the value of potential payments and benefits under various termination circumstances.

Potential Payments Upon Termination or Change in Control

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control
José Maria Alapont(1)	$19,683,417	$19,683,417	$12,068,032	$31,902,343
Jeff Kaminski(2)	$1,181,430	-	-	$1,573,568(7)
G. Michael Lynch(3)	-	-	-	-
Jean Brunol(4)	$1,494,650	$1,494,650	-	$1,494,650
Gérard Chochoy (5)	$1,182,683	-	-	$1,182,683
René Dalleur(6)	$4,175,021	-	-	$4,175,021

1.	Please refer to the discussion preceding this table for a description of the payments Mr. Alapont would receive upon termination.

2.	Please refer to the discussion preceding this table for a description of the payments Mr. Kaminski would receive upon termination.

3.	Mr. Lynch retired on March 31, 2008 and was not eligible to receive any severance under the circumstances set forth above.

4.	If Mr. Brunol’s employment with the Company is terminated for reasons other than cause, he is entitled to 18 months of salary and six months of benefits. Mr. Brunol does not receive any additional benefit if he is terminated following a change in control. Mr. Brunol is paid in Euro and these amounts reflect the average Euro-U.S. dollar exchange rate for 2008 of 1.4642.

5.	If Mr. Chochoy’s employment with the Company is terminated for reasons other than cause, he is entitled to 18 months of salary and six months of benefits. He receives no additional benefit if he is terminated following a change in control. Mr. Chochoy is paid in Euro and these amounts reflect the average Euro-U.S. dollar exchange rate for 2008 of 1.4642.

6.	Mr. Dalleur is covered by Belgium law which requires, based upon his service, a severance benefit of 43 months of salary, bonus and benefits. He receives no additional benefit if he is terminated following a change in control. Mr. Dalleur is paid in Euro and these amounts reflect the average Euro-U.S. dollar exchange rate for 2008 of 1.4642.

7.	Mr. Kaminski had a change in control employment agreement that was terminated in 2009. The terms of the agreement in effect at December 31, 2008 would have provided Mr. Kaminski with the following amounts upon termination after a change in control: two times his base salary; two times his MIP target incentive award; the excess of the actuarial equivalent of the benefit he would receive under the PRA and any supplemental retirement plan, including the PRA SERP if his employment continued for two years after the date of termination, over the actuarial equivalent of any amount paid or payable under the PRA SERP or such supplemental retirement plans as of the date of termination; the continuation of benefits under the welfare benefit plans, programs, practices and policies of the Company for two years; and outplacement services of up to $60,000.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP (“Ernst & Young”) which sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The audit committee intends to appoint Ernst & Young to audit our consolidated financial statements for the fiscal year ending December 31, 2009, subject to satisfactory negotiations regarding fees and services. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

In addition to retaining Ernst & Young to audit our consolidated financial statements for 2008, the Company retained Ernst & Young, as well as other accounting firms, to provide tax and other advisory services in 2008. We understand the need for Ernst & Young to maintain objectivity and independence in its audit of our financial statements.

During 2008 and 2007, we retained Ernst & Young to provide services in the following categories and amounts:

	Year Ended December 31
	2008	2007
	(Millions of Dollars)
Audit fees (1)	$6.6	$6.8
Audit-related fees (2)	1.2	1.6
Tax fees (3)	6.7	7.6

Total	$14.5	$16.0

(1)	Audit fees: Services under this caption include consolidated financial statement audit fees, internal control over financial reporting audit fees, domestic subsidiary financial statement audit fees, international statutory audit fees, and fees related to the audit of fresh-start reporting.

(2)	Audit-related fees: Services under this caption include accounting advisory, acquisition due diligence and employee benefit plan audits.

(3)	Tax fees: Services under this caption include statutory compliance, expatriate compliance and tax advisory services.

All of the audit, audit-related, tax and other services performed by Ernst & Young were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Company’s independent accountants are directly accountable to the audit committee pursuant to its charter. Accordingly, the audit committee’s responsibilities include pre-approving the services of the independent accountant. The audit committee’s policy is to review and pre-approve all audit and permissible non-audit services, as deemed appropriate. Audit committee pre-approval is granted based upon the nature of the service and the related cost to provide such service. Pre-approval for services is generally not extended for periods in excess of one year. In assessing pre-approval requests, the audit committee considers whether such services are consistent with the auditor’s independence; whether the independent accountant may provide a higher quality or more efficient service based upon its understanding and familiarity with the Company’s business; and whether performing the service would enhance the independent accountant’s audit quality. The audit committee chairman may individually pre-approve such services between scheduled meetings of the audit committee up to a threshold of $200,000, provided that the full audit committee reviews and approves the service at the next scheduled meeting. Full audit committee pre-approval is required for proposed services in excess of $200,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Based on a review of the questionnaires that our directors and employees subject to Section 16 of the Exchange Act of 1934 completed and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2008 or currently proposed, involving the Company, other than as follows:

(1)	Mr. Vandenberghe was a director and executive officer of Lear Corporation (“Lear”) until May 2008. Lear is one of the Company’s automotive clients. In 2008, Lear purchased approximately $8 million of products from the Company.

(2)	Mr. Laisure is the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”). Fluid Routing is one of the Company’s automotive clients. In 2008, Fluid Routing purchased approximately $1.2 million of products from the Company.

(3)	Mr. Bond, who was a member of our board of directors from January 23, 2008 through February 25, 2008, is a partner, certified public accountant and financial advisor with Bederson & Company LLP (“Bederson”). In 2007, the Company did not directly engage Bederson for services, but the legal representative for future asbestos claimants in the Chapter 11 proceedings of the predecessor to the Company retained Bederson as a financial advisor. Pursuant to court orders and in accordance with the procedures regarding payment of professionals, the predecessor to the Company was required to pay Bederson’s fees for its services to the legal representative for future asbestos claimants in an amount of approximately $409,000 during 2007.

(4)	Icahn Sourcing LLC (Icahn Sourcing) is an entity formed and controlled by Carl C. Icahn, the Chairman of the Company's board of directors, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that the Company will purchase any goods, services or property from any such vendors, and the Company is under no obligation to do so. The Company does not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement and Icahn Sourcing neither sells to nor buys from any member of the buying group. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

(5)

Icahn Enterprises Holdings LP (“IEH”), the indirect holder of a majority of the Company’s common stock and an entity indirectly controlled by Carl C. Icahn, the Chairman of the Company’s board of directors, holds an aggregate of approximately $294 million in outstanding principal amount of the Company’s term loan debt under the Term Loan and Revolving Credit Agreement dated as of December 27, 2007 (the “Credit

Agreement”) among the Corporation, the Lenders party thereto, and Citicorp USA Inc., as Administrative Agent. IEH acquired the Company’s term loan debt under the Credit Agreement from Citibank, an affiliate of the Administrative Agent under the Credit Agreement, for an aggregate purchase price below the principal amount of such term loan debt. The opportunity to purchase this term loan debt from Citibank on such terms was first offered to the Company, but the Company was not able to do so without seeking a waiver from the lenders under the Credit Agreement.

Although the Company does not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, our Integrity Policy prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest, as well as approval of the acceptance of any position as an officer or director of outside business concerns. In addition, each director is required to disclose to the board of directors any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the board of directors for approval. If a director has a personal interest in a matter before the board of directors, the director must disclose the interest to the board of directors, excuse himself or herself from participation in the discussion and not vote on the matter.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2010 Annual Meeting of Stockholders must be received by the Company no later than December 17, 2009. These proposals must also meet the other requirements of the rules of the SEC and the Company’s Bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2010 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no earlier than January 27, 2010 and no later than February 26, 2010. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the board of directors of candidates for its consideration as nominees for director at the Company’s 2010 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the board of directors, c/o Secretary, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, MI 48033. Notice of such recommendations should be submitted in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. The board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s Bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file initial reports of their ownership and changes in ownership of our common stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports timely complied with the applicable filing requirements during 2008.

Other Business

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the Form 10-K Annual Report for 2008 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on April 2, 2009, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Federal-Mogul Corporation, Attn: Robert L. Katz, 26555 Northwestern Highway, Southfield, MI 48033.

By Order of the Board of Directors

Robert L. Katz
Senior Vice President, General Counsel and Corporate Secretary

FEDERAL-MOGUL CORPORATION 26555 NORTHWESTERN HIGHWAY SOUTHFIELD, MI 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M12283	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FEDERAL-MOGUL CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees in Proposal 1.			☐	☐	☐

Vote On Directors
1.	Election of Directors

Nominees:
	01) Carl C. Icahn 02) José Maria Alapont 03) George Feldenkreis 04) Vincent J. Intrieri 05) J. Michael Laisure	06) Keith A. Meister 07) David S. Schechter 08) Neil S. Subin 09) James H. Vandenberghe
Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12284

FEDERAL-MOGUL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2009 10:00 a.m.

The stockholder(s) hereby appoint(s) Robert L. Katz and Brett D. Pynnonen or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Federal-Mogul Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on May 27, 2009, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019.

The shares of common stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed in Proposal 1 and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side